Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this amendment to the Registration Statements of TD Holdings Inc. (formerly Bat Group Inc.) (the “Company”) on Form S-3 of our report dated May 29, 2020, relating to the consolidated balance sheet of the Company as of December 31, 2019, and the related consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for the year ended December 31, 2019, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

July 24, 2020